OFFICER'S CERTIFICATE

ARCap SERVICING, INC.

The undersigned, James L. Duggins, the President of ARCap Servicing, Inc., formerly known as ARCap Special Servicing, Inc., the Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of September 1, 2002, relating to the Banc of America Commercial Mortgage Inc. Commercial Mortgage Pass Through Certificates Series 2002 2, hereby certifies as follows:

  a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2002 has been made under the undersigned's supervision;
  to the best of the undersigned's knowledge, based on such review, the Special Servicer has in all material respects fulfilled all of its obligations under the Pooling and Servicing Agreement throughout such calendar year 2002;
  the Special Servicer has received no notice regarding qualification or status as a REMIC of, or otherwise asserting a tax (other than as valorem real property taxes or other similar taxes on REO Property) on the income or assets of, any portion of the Trust Fund from the Internal Revenue Service or any other governmental agency or body.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 7__ day of March, 2003, I have hereunto signed my name.

ARCap SERVICING, INC.

formerly known as ARCap Special

Servicing, Inc.

a Delaware corporation

BY: James L. Duggins

James L. Duggins, President